Exhibit 99.1

August 19, 2024

Magellan Gold Announces Name Change to Magellan Copper and Gold Inc.

Wallace, Idaho – August 19, 2024 – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or the “Company”), is pleased to announce that the company has changed its name to Magellan Copper and Gold Inc. to better reflect the overall focus of the company.

Magellan Gold Corporation has acquired several additional properties as well as entered into a joint venture agreement over the course of the last year. These additions have shifted the focus of the company to include not just gold but copper properties as well.

The Company believes that it is in the best interest of their shareholders to diversify the property portfolio and the focus of the properties within its portfolio. The Company believes that it is now positioned to take advantage of what it believes to be a new bull market in the gold markets and for what the Company expects will be a continued period of increasing demand for copper.

CEO Mike Lavigne stated, “The Company’s focus will continue to be the expansion of exploration on its current properties with the goal of advancing those properties towards near term production either organically or through joint ventures with larger partners”. He continued, “The Company will also remain focused on properties in areas of historic production and that have typically been focused on underground development as the Company believes that this strategy offers the best opportunity for a quicker timeline to any potential production on its portfolio properties”.

About Magellan Gold Corporation

Magellan Copper and Gold Inc. (MAGE) is focused on the exploration and development of precious metals in North America and more specifically the Western United States. Magellan controls six projects: The Center Star Gold Mine, Golden, Idaho Project, Seafoam District, Blacktail District, Bit-It Project, and Terror Gulch (Capparelli Group), all located within the State of Idaho.

To learn more about Magellan Copper and Gold Inc., visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:
Magellan Gold Corporation
Mike Lavigne, CEO
mblavigne@magellangoldcorp.com